CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use of our Report of Independent Registered Public Accounting Firm dated October 11, 2005, covering the financial statements of Mobot, Inc. as of December 31, 2004 and for the year ended December 31, 2004 and for the period since inception on September 8, 2003 to December 31, 2004 in Amendment No. 6 to this registration statement on Form S-4 of Neomedia Technologies, Inc. to be filed with the Commission on or about January 20, 2006.





We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.


/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California
January 19, 2006